Exhibit 99.1


DATE:             April 25, 2007

CONTACT:          Alan W. Dakey
                  President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133



              MID PENN BANCORP, INC. REPORTS FIRST QUARTER EARNINGS

         (Millersburg, PA) - Mid Penn Bancorp, Inc. (AMEX: MBP), parent company of Mid Penn Bank, announced earnings for the first quarter of 2007 of $1,084,000 compared to $1,155,000 earned in the first quarter of 2006. Earnings per share were $.32 per share compared to $.34 per share for the first quarter of 2006, a decrease of 5.9%. Earnings during the first quarter of 2007 were adversely affected by a flat yield curve as well as limited earning asset growth during the quarter. Revenue during the first quarter of 2006 was aided by a $152,000 gain that was realized on the sale of a parcel of other real estate held by the Bank.

         Total assets at the end of the first quarter of 2007 were approximately $492 million, versus $441 million the prior year, an increase of 11.6%. Total loans of $355 million increased by $41 million or 13.2% at March 31, 2007, compared to the prior year. Total deposits as of the same date were $380 million compared to $323 million the prior year, an increase of 17.6%. These increases include the December 2006 purchase of existing bank offices in Middletown and Steelton, Pennsylvania.

         Mid Penn Bank has been an independently owned community bank since 1868 offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.